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                                                                   Exhibit 10.65

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                            ASSET PURCHASE AGREEMENT

                            DATED AS OF APRIL 8, 1996

                                     BETWEEN

                        COMMODORE MEDIA OF KENTUCKY, INC.

                                       AND

                         ADVENTURE COMMUNICATIONS, INC.


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                                      INDEX

                                                                     Page

ARTICLE I - Defined Terms

        1.1  Defined Terms......................................       2


ARTICLE II - Sale and Purchase of Assets

        2.1  Agreement to Sell and Buy..........................       8
        2.2  Excluded Assets....................................       9
        2.3  Purchase Price.....................................       9
        2.4  Adjustments and Prorations.........................      11
        2.5  Assumption of Liabilities and Obligations..........      13
        2.6  Allocation.........................................      13


ARTICLE III - Representations and Warranties of Seller

        3.1  Organization, Standing and Authority...............      16
        3.2  Authorization and Binding Obligation...............      17
        3.3  Absence of Conflicting Agreements or Consents......      17
        3.4  Licenses...........................................      18
        3.5  Real Property......................................      19
        3.6  Title to and Condition of Personal Property........      20
        3.7  Contracts..........................................      21
        3.8  Consents...........................................      22
        3.9  Trademarks, Trade Names and Copyrights.............      23
        3.10 Financial Statements...............................      24
        3.11 Insurance..........................................      25
        3.12 Reports............................................      25
        3.13 Employee Benefit Plans.............................      25
        3.14 Labor Relations....................................      26
        3.15 Taxes..............................................      27
        3.16 Claims; Legal Actions..............................      28
        3.17 Laws...............................................      28
        3.18 Undisclosed Liabilities............................      28
        3.19 Books and Records..................................      29
        3.20 Assets; Accounts Receivable........................      29
        3.21 No Adverse Developments............................      30
        3.22 Environment, Health and Safety.....................      30
        3.23 No Adverse Condition...............................      31
        3.24 Full Disclosure....................................      31





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                                      INDEX

                                                                        Page

ARTICLE IV - Representations and Warranties of Buyer

        4.1  Organization, Standing and Authority...............         31
        4.2  Authorization and Binding Obligation...............         32
        4.3  Absence of Conflicting Agreements or Consents......         32
        4.4  Qualification......................................         33
        4.5  Full Disclosure....................................         33


ARTICLE V - Covenants of Seller

        5.1  Pre-Closing Covenants..............................         34
        5.2  Post-Closing Covenants.............................         38


ARTICLE VI - Covenants of Buyer

        6.1  Inconsistent Action................................         38
        6.2  Qualification......................................         39
        6.3  Simmons Local Marketing Agreement..................         39


ARTICLE VII - Special Covenants and Agreements

        7.1  FCC Consent........................................         39
        7.2  Control of the Station.............................         40
        7.3  Accounts Receivable................................         40
        7.4  Taxes, Fees and Expenses...........................         42
        7.5  Brokers............................................         42
        7.6  Bulk Sales Law.....................................         43
        7.7  Confidentiality....................................         43
        7.8  Cooperation........................................         44
        7.9  Risk of Loss.......................................         44
        7.10 Local Marketing Agreement..........................         46


ARTICLE VIII - Conditions to Obligations of Buyer
                            and Seller

        8.1  Conditions to Obligations of Buyer.................         46
        8.2  Conditions to Obligations of Seller................         51






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                                      INDEX

                                                                        Page

ARTICLE IX - Closing and Closing Deliveries

        9.1  Closing............................................        53
        9.2  Deliveries by Seller...............................        53
        9.3  Deliveries by Buyer................................        55


ARTICLE X - Rights of Buyer and Seller Upon
                         Termination or Breach

        10.1 Termination........................................        56
        10.2 Specific Performance...............................        56
        10.3 Liquidated Damages.................................        57


ARTICLE XI - Survival of Representations and

                          Warranties and Indemnification

        11.1 Representations and Warranties.....................        57
        11.2 Indemnification by Seller..........................        58
        11.3 Indemnification by Buyer...........................        59
        11.4 Procedure for Indemnification......................        60


ARTICLE XII - Miscellaneous

        12.1 Notices............................................        62
        12.2 Benefit and Binding Effect.........................        64
        12.3 Headings...........................................        64
        12.4 Gender and Number..................................        64
        12.5 Counterparts.......................................        64
        12.6 Attorneys' Fees....................................        65
        12.7 Entire Agreement...................................        65
        12.8 Choice of Law......................................        65






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                                    EXHIBITS

        Exhibit A    -  Escrow Deposit Agreement
        Exhibit B    -  Escrow Indemnification Agreement
        Exhibit C    -  Local Marketing Agreement
        Exhibit D    -  Non-Competition Agreement
        Exhibit E    -  Seller's Certificate
        Exhibit F    -  Opinion of Seller's Counsel
        Exhibit G    -  Opinion of Seller's FCC Counsel
        Exhibit H    -  Buyer's Certificate
        Exhibit I    -  Opinion of Buyer's Counsel



                                    SCHEDULES

SELLER SCHEDULES

Schedule 2.4(b)               -     Description of Trade Deals

Schedule 3.4                  -     Licenses

Schedule 3.5                  -     Description of Real Property and Leasehold
                                    Interests (also title insurance policies should be attached)

Schedule 3.6                  -     Description of Personal Property

Schedule 3.7                  -     Description of all Contracts plus list of
                                    balances on program license agreements and advertising agreements

Schedule 3.8                  -     Seller Required Consents

Schedule 3.9                  -     List of all copyrights, trademarks, trade
                                    names, etc.

Schedule 3.10                 -     Financial Statements

Schedule 3.11                 -     List of Insurance Policies

Schedule 3.13                 -     List of all Employment Agreements, benefit
                                    plans or arrangements

Schedule 3.14                 -     Employee disputes

Schedule 3.16                 -     List of Claims and Legal Actions



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Schedule 3.18                 -     Undisclosed Liabilities

Schedule 3.22                 -     Environmental, Health and Safety Issues


BUYER SCHEDULES

Schedule 4.3                  -     Buyer Required Consents

Schedule 4.4                  -     Qualification Exceptions





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                            ASSET PURCHASE AGREEMENT

        This ASSET PURCHASE AGREEMENT, dated as of April 8, 1996, is by and between ADVENTURE COMMUNICATIONS, INC., a West Virginia corporation ("Seller"), and COMMODORE MEDIA OF KENTUCKY, INC., a Delaware corporation ("Buyer").

                                P R E M I S E S:

        A. Seller owns and operates radio stations WKEE (FM) and WKEE (AM), Huntington, West Virginia, (collectively "WKEE"); WZZW (AM), Milton, West Virginia ("WZZW"), WBVB (FM), Coal Grove, Ohio ("WBVB") and WIRO (AM), Ironton, Ohio ("WIRO"); all of the enumerated radio stations being hereinafter referred to as "Stations", pursuant to licenses issued by the Federal Communications Commission (the "FCC").

        B. Seller desires to sell and Buyer desires to buy substantially all the assets used or useful in the operation of the Stations and by so doing to acquire the radio broadcast business presently conducted by the Stations, upon the terms and conditions hereinafter set forth.




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                              A G R E E M E N T S:

         In consideration of the above premises and the covenants and agreements contained herein, Buyer and Seller agree as follows:

                                    ARTICLE I

                                  DEFINED TERMS

         1.1 Defined Terms. The following terms shall have the following meanings in this Agreement:

                  "Accounts Receivable" means the rights of Seller to payment for advertising broadcast by the Stations prior to the Closing Date.

                  "Agreement" means this Asset Purchase Agreement between Buyer and Seller for the assets of the Stations.

                  "Assets" means all the tangible and intangible assets owned, leased or licensed by Seller for the Stations, as the case may be, whether or not reflected on the balance sheet of Seller, but specifically excluding those assets specified in Section 2.2 hereof.

                  "Assumed Contracts" means (i) all Contracts described and set forth on Schedule 3.7 hereto, (ii) all advertising Contracts for cash consideration entered into by Seller for the Stations and cancelable on not more than thirty (30) days notice, (iii) all advertising Contracts for cash consideration and cancelable on not more than thirty days (30) days notice entered into by Seller for the sale of advertising on radio



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stations WFXN(FM), Milton, West Virginia, WHRD(AM), Huntington, West Virginia
and WMLV(FM), Ironton, Ohio (the "Simmons Stations"), which are licensed to Simmons Broadcasting Company ("SBC"), pursuant to that certain Joint Operating and Lease Agreements by and between Seller and SBC, (iv) all Contracts entered into by Seller on or after the date of this Agreement and before the Closing in accordance with the applicable provisions of Section 5.1(a), and (v) Trade Deals described in Section 2.5(b) hereto.

                  "Chose in Action" means a right to receive or recover property, debt or damages on a cause of action, whether pending or not and whether arising in contract, tort or otherwise. The term shall include, but not be limited to, rights to judgments, settlements and proceeds from judgments or settlements.

                  "Closing" means the consummation of the transactions contemplated by this Agreement in accordance with the provisions of Article IX hereof.

                  "Closing Date" means the date of the Closing specified in
Article IX hereof.

                  "Code" means the Internal Revenue Code of 1986, as amended to the date hereof.

                  "Consents" means the FCC Consent, and the consents of third parties to Seller necessary to transfer the Assets to Buyer or otherwise to consummate the transactions contemplated hereby, which are necessary for Buyer to consummate the transactions contemplated hereby.



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                  "Contracts" means all agreements, written or oral (including any amendments and other modifications thereto), to which Seller is a party and which affect or relate to the Assets or the business or operations of the Stations, or the sale of advertising on the Simmons Stations for cash and in accordance with provisions of the definition of Assumed Contracts.

                  "Environmental Laws" means the rules and regulations of the FCC, the Environmental Protection Agency and any other federal, state or local government authority pertaining to human exposure to RF radiation, and all applicable Federal, state and local laws, rules and regulations, as amended, relating to the discharge or removal of air pollutants, water pollutants or process waste water or Hazardous Material.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "Escrow Agent" means Media Venture Partners, Ltd.

                  "Escrow Deposit" means the sum of Five Hundred Seventy- Five Thousand Dollars ($575,000) which will be deposited by Buyer with the Escrow Agent in accordance with the provisions of the Escrow Deposit Agreement.

                  "Escrow Deposit Agreement" means the Escrow Deposit Agreement among Seller, Buyer and the Escrow Agent substantially in the form attached hereto as Exhibit A.

                  "Excluded Assets" means those assets specified in Section 2.2.

                  "FCC" means the Federal Communications Commission.



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                  "FCC Consent" means actions by the FCC granting its consent to the assignment of the FCC Licenses of the Stations to Buyer as contemplated by this Agreement.

                  "FCC Licenses" means all of the licenses, permits and other authorizations issued by the FCC to Seller and applications to the FCC relating to or used in the business or operations of the Stations, including those listed on Schedule 3.4 hereto with any additions thereto between the date hereof and the Closing Date.

                  "Final Order" means written action or order issued by the FCC setting-forth an FCC Consent and (a) which has not been reversed, stayed, enjoined, set aside, annulled or suspended and (b) with respect to which (i) no requests have been filed for administrative or judicial review, reconsideration, appeal or stay, and the time for filing any such requests and for the FCC to set aside the action on its own motion has expired or (ii) in the event of review, reconsideration or appeal, such review, reconsideration or appeal has been denied and the time for seeking further review, reconsideration or appeal and for the FCC to review such action has expired.

                  "Financial Statements" means the financial statements of the Seller as described in Section 3.10 hereof and as attached to Schedule 3.10 hereto.

                  "Hazardous Material" shall mean any substance or waste containing any hazardous substance, pollutant or contaminant, or toxic substance, as those terms are defined, in the Comprehensive



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Environmental Response, Compensation, and Liability Act of 1980, as amended, and any other substance similarly defined or identified in any applicable Environmental Laws.

                  "Indemnification Escrow Agreement" means the Indemnification Escrow Agreement among Seller, Buyer and the Indemnification Escrow Agent, substantially in the form attached hereto as Exhibit B.

                  "Indemnification Escrow Agent" means such institution whom the parties agree upon, and, in the absence of an agreement, a bank or other similar institution with assets over $100,000,000.

                  "Intellectual Property" has the meaning assigned to such term in Section 2.1.

                  "Licenses" means the FCC Licenses and all of the licenses, permits and other authorizations issued by any other federal, state or local governmental authorities to Seller used in the business and operations of the Stations, including those listed on Schedule 3.4 hereto with any additions thereto between the date hereof and the Closing Date.

                  "Local Marketing Agreement" means the Local Marketing Agreement between Buyer and Seller, substantially in the form attached hereto as Exhibit C.

                  "Non-Competition Agreement" means the agreement among Buyer, Seller and Michael R. Shott substantially in the form attached hereto as Exhibit D.



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                  "Personal Property" means all of the machinery, equipment
(including the transmitter and studio equipment), computer programs, computer software, tools, motor vehicles, furniture, leasehold improvements, office equipment, supplies, plant, spare parts and other tangible or intangible personal property which is used in the business and operations of the Stations including the personal property which is listed on Schedule 3.6 hereto together with any additions or permitted deletions thereto between the date hereof and the Closing Date.

                  "Purchase Price" means the consideration payable by Buyer to Seller for the Assets as provided in Section 2.3 hereof.

                  "Real Property" means all of Seller's real property, leasehold interests, easements, licenses, rights to access, and rights-of-way which are used in the business and operations of the Stations, including those interests which are identified and described in Schedule 3.5 hereto together with any addition or permitted deletion thereto between the date hereof and the Closing Date.

                  "Title Commitment" means the commitment to issue an owner's title policy as provided in Section 8.1.

                  "Title Company" means Fidelity National Title Insurance Company or such other title insurance company acceptable to Buyer.

                  "Trade Deals" means the exchanges by the Stations or by the Simmons Stations of their advertising time for goods, services or other consideration, other than in connection with the licensing of programs and programming material.



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                                   ARTICLE II

                           SALE AND PURCHASE OF ASSETS

         2.1 Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Agreement, Seller shall transfer and deliver to Buyer on the Closing Date, and Buyer shall purchase on the Closing Date all of the Assets for the Stations, free and clear of any liabilities, mortgages, liens, pledges, conditions or encumbrances of any nature whatsoever (except for those permitted in accordance with Sections 2.5 or 3.6 hereof), including but not limited to:

                  (1) Personal Property;

                  (2) Real Property;

                  (3) FCC Licenses and the other Licenses;

                  (4) Assumed Contracts;

                  (5) All trademarks, trade names, service marks, copyrights owned or used by Seller or in which Seller has an interest, patents and applications therefor and all other similar intangible assets relating to the Stations, including, but not limited to the call letters WKEE
         (AM), WKEE (FM), WBVB, WIRO and WZZW and the goodwill related to the foregoing (the "Intellectual Property");

                  (6) All of the Stations' technical information and data, machinery and equipment warranties, if any, (to the extent such warranties are assignable), maps, plans, diagrams, blueprints, and schematics relating to the Stations, if any, including filings with the FCC which relate to the Stations, and goodwill relating to the foregoing;

                  (7) All books and records relating to the business and operations of the Stations, including, without limitation, (a) executed copies of the Assumed Contracts or, if no executed agreement exists, summaries of such Assumed Contracts transferred pursuant to Section 2.1(4) hereof and (b) all records required by the FCC to be kept by Stations;

                  (8) To the extent assignable, all computer programs and software, and all rights and interests in and to computer




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        programs and software used in connection with the business and operations of the Stations; and

                  (9) All intangible assets of Seller relating to the Stations not specifically described above, including, without limitation, goodwill.

         2.2 Excluded Assets. The Assets shall exclude the following assets:


                  (1) Seller's cash on hand as of the Closing Date and all other cash in any of Seller's bank or savings accounts; notes receivable, letters of credit or other similar items and any cash surrender value in regard thereto; and any stocks, bonds, certificates of deposit and similar investments;

                  (2) Seller's corporate minute books and other books and records relating to internal corporate matters and any other books and records not related to the Stations or their business or operations;

                  (3) Any claims, rights and interest in and to any refunds of federal, state or local franchise, income or other taxes, utility security deposits or fees of any nature whatsoever which relate solely to the period prior to the Closing Date;

                  (4) All insurance contracts (except as provided in Section
         7.9);

                  (5) All contracts listed on Schedule 3.13 (except those which are designated as Assumed Contracts) and all assets or funds held in trust, or otherwise, associated with or used in connection with Seller's employee benefit plans, programs or arrangements;

                  (6) All Choses in Action of Seller which relate entirely to the period before the Closing Date; and

                  (7) Accounts Receivable.

         2.3 Purchase Price.

                  (a) The Purchase Price for the Assets is Seven Million Seven Hundred Sixty-Five Thousand Dollars ($7,765,000), which amount is to paid by Buyer to Seller, if all Stations close, as follows:


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                           (i) the Escrow Deposit, which shall be deposited by
                  Buyer with Escrow Agent on the execution of this Agreement shall be transferred to Seller by wire transfer at Closing and credited to the Purchase Price;

                           (ii) Six Million Seven Hundred Fifteen Thousand
                  Dollars ($6,715,000) of the Purchase Price shall be paid to Seller or its designee(s) at Closing by wire transfer; and

                           (iii) the remaining Four Hundred Seventy-Five
                  Thousand Dollars ($475,000) shall be deposited with the Indemnification Escrow Agent.


                  (b) If there is a Closing for Stations WKEE and WZZW, then the amount of the Purchase Price of Six Million Two Hundred and Seven Thousand Dollars ($6,207,000) shall be paid for the Assets of these three Stations which amount is to be paid by Buyer to Seller as follows:

                           (i) Three Hundred Eighty Thousand Dollars ($380,000)
                  from the Escrow Deposit;

                           (ii) Five Million Four Hundred and Two Thousand
                  Dollars ($5,402,000) of the Purchase Price shall be paid to Seller or its designee(s) at Closing by wire transfer; and

                           (iii) the remaining Four Hundred Twenty-Five Thousand
                  Dollars ($425,000) shall be deposited with the Indemnification Escrow Agent.


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                  (c) If there is a Closing for Stations WBVB and WIRO then the amount of the Purchase Price of One Million Five Hundred and Fifty-Eight Thousand Dollars ($1,558,000) shall be paid for the Assets of these two Stations which amount is to be paid by Buyer to Seller as follows:

                           (i) One Hundred and Ninety-Five Thousand Dollars
                  ($195,000) from the Escrow Deposit;

                           (ii) One Million Three Hundred and Thirteen Thousand
                  Dollars ($1,313,000) of the Purchase Price shall be paid to Seller or its designee(s) at Closing by wire transfer; and

                           (iii) the remaining Fifty Thousand Dollars ($50,000)
                  shall be deposited with the Indemnification Escrow Agent.

                  The payments to Seller under Section 2.3(a), (b) or (c) above shall be made by Buyer to no more than two (2) accounts of which Buyer is notified of by Seller pursuant to an irrevocable pay proceeds letter delivered by Seller to Buyer at least three (3) business days prior to the Closing Date.

                  2.4 Assumption of Liabilities and Obligations.


                  (a) Subject to the Local Marketing Agreement, as of the Closing Date, Buyer shall assume and undertake to pay, discharge and perform all the obligations and liabilities of Seller relating to the Stations under the Licenses and the Assumed Contracts assigned to Buyer relating to the time period beginning on or arising out of events occurring on or after the Closing



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Date. All other obligations and liabilities of Seller, including, without limitation, (i) obligations or liabilities under any contract not included in the Assumed Contracts, (ii) obligations or liabilities under any Assumed Contract for which a Consent, if required, has not been obtained as of the Closing unless the benefits from the contract is received by Buyer without the Consent and without additional consideration being paid by Buyer, (iii) any obligations or liabilities arising under the Assumed Contracts or otherwise relating to the time period prior to the Closing Date or arising out of events occurring prior to the Closing Date (including liabilities for breach by Seller prior to Closing), (iv) any forfeiture, claim or pending litigation or proceeding relating to the business or operations of the Stations, prior to the Closing Date, and (v) claims of any employees of Seller prior to the Closing Date, shall remain and be the obligation and liability solely of Seller. The Buyer is not the successor employer of Seller's employees for any purpose and is not required to employ any of the employees of the Seller at the Stations. Other than as specified herein, Buyer shall assume no liabilities or obligations of Seller for the business or operations of the Stations or Seller.

                  (b) Schedule 2.4(b), captioned "Air Time Due Client", contains a description of all of the Trade Deals on the date hereof involving the Stations and the Simmons Stations and correctly sets forth the balance of Seller's obligations under the caption "Air Time Due Client" under each such Trade Deal. On



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the Closing Date, Buyer shall assume the Trade Deals listed on Schedule 2.4(b);
provided, however, if the Seller's obligations for "Air Time Due Client" exceeds $10,000 then the balance of the "Air Time Due Client" in excess of $10,000 shall be considered an operating expense of Seller to be pro-rated in accordance with
Section 2.6. The Trade Deals assumed by Buyer pursuant to the terms of this
Section 2.4(b) shall be considered Assumed Contracts.

         2.5 Allocation. The Purchase Price shall be allocated to the Assets of the Stations in a manner which complies with Section 1060 of the Code with respect to the allocation of the Purchase Price (as well as any liabilities assumed by Buyer) among the Assets. The allocation shall be consistently reported by Buyer and Seller in compliance with Section 1060 based upon an asset valuation supplied by an independent firm selected by Buyer which is knowledgeable in the valuation of assets of radio stations. The appraisal shall be provided to Seller by no later than January 31, 1997 for those stations for which a Closing is held on or before December 10, 1996; and, within 60 days after Closing for those stations which close on or after December 11, 1996.

         2.6 Adjustments and Prorations.

                  (a) Subject to the provisions of the Local Marketing Agreement, all revenues arising from the operation of the Stations or the sale of advertising on the Simmons Stations earned or accrued up until midnight on the day prior to the



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
Closing Date, and all expenses, costs and liabilities, arising therefrom incurred, accrued or payable up until such time including, without limitation, business, license, utility charges, real and personal property taxes and assessments levied against the Assets, FCC regulatory fees, property and equipment rentals, applicable copyright or other fees, sales and service charges, taxes, wages, salaries, vacation and sick pay shall be prorated between Buyer and Seller in accordance with the principle that (i) Seller shall receive all revenues, refunds and deposits of Seller held by third parties, and shall be responsible for all expenses, costs and liabilities incurred, payable or allocable to the conduct of the business and operations of the Stations for the period prior to the Closing Date and (ii) Buyer shall receive all revenues earned or accrued and shall be responsible for all expenses, costs and liabilities incurred, payable or allocable to the conduct of the business and operations of the Stations for the period commencing on and continuing after the Closing Date. Seller will be liable for all of the costs of employee compen-sation, including, but not limited to (i) all taxes and related contributions, vacations, sick pay and severance pay properly attributable to or accrued on account of service with Seller through midnight on the date prior to the Closing Date and (ii) all group medical, dental or death benefits for expenses incurred, related to or arising from, events occurring on or prior to midnight on the date prior to the Closing Date, or death or disability occurring on or prior to midnight on the date prior



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to the Closing Date, whether reported by the Closing Date or thereafter. Except as provided in Section 2.4(b), Trade Deals shall not be adjusted or pro rated.

                  (b) Adjustments or prorations pursuant to this Section 2.7 will, insofar as feasible, be determined and paid on the Closing Date based upon Seller's calculation delivered to Buyer five (5) business days prior to the Closing Date and approved by Buyer, with final settlement and payment by the appropriate party occurring no later than sixty (60) days after the Closing Date. The determination of the amount of adjustment under Section 2.6 shall be made by Buyer in accordance with generally accepted accounting principles, consistently applied. Upon such determination, within sixty (60) days after the Closing Date, Buyer shall submit such determination to Seller for approval. If Seller disagrees with the determination made by Buyer of the adjustment, Seller shall give prompt written notice thereof, but in no event later than twenty (20) days after receipt of such determination, specifying in reasonable detail the nature and extent of such disagreement, and Buyer and Seller shall have a period of thirty (30) days in which to resolve such disagreement. If the parties are unable to resolve such disagreement within such 30 day period, the matter shall be submitted to Price Waterhouse, an independent certified public accounting firm, which accounting firm shall be directed to submit a final determination within thirty (30) days. The accounting firm's determination shall be binding on Buyer and Seller. Each party



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
shall bear the fees and expenses of its own representatives, including its independent accountants, if any, and shall share equally the fees and expenses of any firm selected to resolve any disagreement between the parties. Within five (5) business days following notice of a final determination hereunder, the party obligated to make payment will make the payments determined to be due and owing in accordance with this Section 2.6.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         The Seller represents and warrants to Buyer as follows:

         3.1 Organization, Standing and Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia. The Seller has the requisite corporate power and authority (i) to own, lease, and use the Assets as presently owned, leased, and used, (ii) to conduct the business and operations of the Stations as presently conducted and (iii) subject to obtaining applicable Consents, to execute and deliver this Agreement and the documents and instruments contemplated hereby, and to perform and comply with all of the terms, covenants and conditions to be performed and complied with by Seller hereunder and thereunder. Except for the joint sales and marketing agreements with respect to the Simmons Stations, Seller is not a participant in any joint venture or partnership with any other person or entity with respect to any part of the Stations operations or any of the Assets.



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
         3.2 Authorization and Binding Obligation. Seller has the requisite power and corporate authority to execute, deliver, and perform this Agreement and all other agreements to be executed and delivered by it hereunder or in connection herewith, and all necessary corporate actions on the part of Seller have been duly and validly taken to authorize the execution, delivery and performance of this Agreement and such other agreements and instruments to be executed and delivered by Seller. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller enforceable against it in accordance with its terms.

         3.3 Absence of Conflicting Agreements or Consents. Subject to obtaining the Consents, no consent, authorization, approval, order, license, certificate or permit of or from, or declaration or filing with, any federal, state, local or other governmental authority or any court or other tribunal, and no consent or waiver of any party to any material contract to which Seller is a party is required for the execution, delivery, and performance of this Agreement or any of the agreements or instruments contem plated hereby other than those agreements contemplated by Section 2.4 hereof. Neither the execution, delivery and performance of this Agreement and such other agreements and instruments (with or without the giving of notice, the lapse of time, or both) nor the consummation of the transactions contemplated hereby, (i) conflicts with any provision of the Certificate of Incorporation or Bylaws of Seller; (ii) except for the necessity of obtaining applicable Consents, conflicts with, results in a breach of, or constitutes a default under any applicable law, judgment, order, ordinance, decree, rule, regulation or ruling of any court or governmental instrumentality; (iii) except for the necessity of obtaining applicable Consents, results in a breach of, conflicts with, constitutes a default under or permits any party to terminate, modify, accelerate the performance of or cancel the terms of, any agreement, lease, license, instrument of indebtedness or other obligations to which Seller is a party or by which Seller may be bound; or (iv) except for the necessity of obtaining applicable Consents, creates any liability, mortgage, lien, pledge, condition or encumbrance of any nature whatsoever upon any of the Assets.

         3.4 Licenses. Schedule 3.4 hereto is a true and complete list of the Licenses. The Licenses comprise all of the licenses, permits and other authorizations necessary under the law to conduct the business and operations of the Stations in the manner and to the full extent they are now being conducted, and none of the Licenses is subject to any restriction or condition which would limit the full operation of the Stations as presently operated. The Licenses are in full force and effect, and the conduct of the business and operations of the Stations is in accordance therewith. The Stations are operating in all material respects in accordance with the Licenses and in compliance with the Communications Act of 1934, as amended and the rules, regulations and policies of the FCC and all other applicable laws.

         3.5 Real Property. Schedule 3.5 hereto contains descriptions of the real property and leasehold interests (including all improvements thereon) which comprise all real property and leasehold interests used in connection with or necessary to conduct the business and operations of the Stations as now conducted. Seller has good, marketable and insurable fee simple absolute interest in and to the real property owned by it. Attached to Schedule 3.5 are all policies of title insurance currently existing in favor of Seller with respect to the real property. The title insurance policies attached to Schedule
3.5 and any additional items disclosed in Schedule 3.5 correctly reflect (i) the status of title of the real property as of the effective dates of such title policies and (ii) the current status of title to the real property, except with regard to any liens relating to taxes not yet due and payable. The imperfections of title and encumbrances (other than those securing any obligations or indebtedness) or restrictions, if any, shown on Schedule 3.5 or attached thereto, do not, individually or in the aggregate, interfere in any material respect with Seller's use of the real property or the operation of the Stations or materially affect the value of the real property. There is no pending condemnation or similar proceeding affecting the real property or any portion thereof, and no such action is presently contemplated or threatened. Except as set forth on Schedule 3.5, there are no parties in possession of any portion of the real property other than Seller, whether as lessees, tenants at will, trespassers or otherwise. To the best knowledge of Seller, no zoning, building or other federal, state or municipal law, ordinance, regulation or restriction is violated by the continued maintenance, operation or use of the real property or any tract or portion thereof or interest therein in its present manner. The current use of the real property and all parts thereof as aforesaid does not violate any restrictive covenants of record affecting the real property. To the best knowledge of Seller all necessary licenses, permits and authorizations required by any governmental authority with respect to the real property have been obtained, have been validly issued and are in full force and effect. Except as otherwise disclosed on Schedule 3.5, Seller is not, and to Seller's knowledge, no other party is in material default under any lease or other instrument of conveyance. Subject to obtaining applicable Consents, Seller has the full legal power and authority to assign its rights under the leases listed in Schedule 3.5 hereto to Buyer. All leasehold interests (including the improvements thereon) are available for immediate use in the conduct of the business and operations of the Stations.

         3.6 Title to and Condition of Personal Property. Schedule 3.6 hereto contains a description of the items of Personal Prop erty which comprise all personal property used in connection with the business and operations of the Stations or which permits the operation of the Stations as now conducted (having a replacement value of not less than approximately $100 for each item). Except as set forth on Schedule 3.6 hereto, Seller has title to all Personal Property and none of the Personal Property is subject to any security interest, mortgage, pledge, lease, license conditional sales agreement or other lien or encumbrance, except for (i) liens for current taxes and other governmental charges not yet due and payable, (ii) encumbrances which in the aggregate do not affect the use or value of the Personal Property and (iii) other liens which shall be discharged or removed by Seller prior to or at Closing. Seller is not, and to Seller's knowledge no other party is, in material default under any of the leases, licenses and other agreements relating to the Personal Property. Except as otherwise disclosed in
Schedule 3.6 hereto, the Personal Property is in good operating condition and repair (ordinary wear and tear excepted), is available for immediate use in the business and operation of the Stations as currently conducted and will permit the Stations to operate in all material respects in accordance with the terms of their FCC Licenses, the rules and regulations of the FCC, and with all other applicable federal, state and local statutes, ordinances, rules and regulations.

         3.7 Contracts. Schedule 3.7 hereto contain descriptions of all the Contracts in effect on the date hereof relating to the Stations other than Contracts for (i) the sale of advertising time on the Stations or on the Simmons Stations for cash consideration which can be cancelled on not more than thirty (30) days notice and (ii) all other non-advertising Contracts where the obligations of Seller are less than $1,000 for each such contract and with aggregate obligations for all such contracts relating to the Stations or the Simmons Stations of less than $10,000. Although not required to be listed on Schedule 3.7, all contracts for the sale of advertising time on Seller's Stations or the Simmons Stations consistent with clause (i) of this Section shall be assumed by Buyer at Closing. In all material respects, all of the Assumed Contracts are in full force and effect, and are valid, binding and enforceable in accordance with their terms. Except as otherwise disclosed on Schedule 3.7, there is not under any Assumed Contract any material default or breach by Seller, or to Seller's knowledge, any other party. Schedule 3.7 separately identifies each program license, agreement, and advertising agreement required to be set forth thereon, and correctly sets forth in all material respects the balance of Seller's rights and obligations under each agreement listed thereon as of December 31, 1995 or, if later, the date specified thereon.

         3.8 Consents. Schedule 3.8 sets forth those Assumed Contracts which require Consent for assignment to Buyer and all Consents required. Except for the FCC Consent and the agreements contemplated by Section 2.4 hereof and the other Consents described in Schedule 3.8 hereto, no consent, approval, permit or authorization of, or declaration to or filing with any governmental or regulatory authority, or any other third party is required (i) to consummate this Agreement and the transactions contemplated hereby, (ii) to permit Seller to assign or transfer the Assets to Buyer or (iii) to enable Buyer to conduct the business or operations of the Stations in the same manner as such business and operations are presently conducted.

         3.9 Trademarks, Trade Names and Copyrights. Schedule 3.9 hereto is a true and complete list of all copyrights, trademarks, trade names, patents and applications, if any, used in connection with the business and operations of the Stations. The Intellectual Property includes all copyrights, trademarks, trade names, patents and applications, if any, and all licenses, patents, permits, jingles, privileges, logos, computer software, data and documentation, confidential business information and other similar intangible property rights and interests used by, issued to or owned by Seller, or under which Seller is licensed or franchised relating to the conduct of the business and operations of the Stations. Schedule 3.9 describes all Intellectual Property, if any, which are licensed to third parties. Neither Seller nor any of its affiliates or their respective officers, directors or employees has received any notices of infringement, misappropriation, or conflict from any third party with respect to the Intellectual Property; and to Seller's knowledge, Seller has not infringed, misappropriated or otherwise conflicted with any proprietary rights of any third parties.

         3.10 Financial Statements. Schedule 3.10 hereto contains true and complete copies of (i) the financial statements of Seller pertaining to the Stations, which financial statements contain balance sheets and profit and loss statements as at and for Seller's fiscal years ended December 31, 1993, (the "1993 Financials"), December 31, 1994 (the "1994 Financials") and December 31, 1995 (the "1995 Financials") and (ii) an unaudited balance sheet and profit and loss statement of the Station as at and for the two month(s) ended February 29, 1996 (the "Stub Financials") (the 1993 Financials, the 1994 Financials, the 1995 Financials and the Stub Financials are collectively referred to herein as the "Financial Statements"). The 1993 Financials, 1994 Financials and 1995 Financials are unaudited. The Financial Statements were prepared in accordance with generally accepted accounting principles, consistently applied, subject, with respect to the 1995 Financials and the Stub Financials, to year-end adjustments which will not have a material adverse effect on such financial statements. The Financial Statements are correct in all material respects and present fairly the operating income and financial condition of the Stations as at their respective dates and the results of operations for the periods then ended, subject, with respect to the Stub Financials, to year-end adjustments which will not have a material adverse effect on such financial statements. Except as otherwise indicated in the Financial Statements, the accounting practices used by the Seller in preparing the Seller's Financial Statements were the same for each of the Financial Statements and were consistently followed throughout the periods reflected in each of the Financial Statements.

         3.11 Insurance. Schedule 3.11 hereto comprises a true and complete list of all insurance policies of Seller covering any of the Assets, employees or business and operations of the Stations. All policies of insurance listed in
Schedule 3.11 hereto are in full force and effect. All premiums have been paid in full and Seller is not in default with respect to its obligations thereunder.

         3.12 Reports. All returns, reports and statements which the Stations are required to file with the FCC or with any other governmental agency have been filed, and all reporting requirements of the FCC and other governmental authorities having jurisdiction thereof have been complied with in all material respects.

         3.13 Employee Benefit Plans. A complete list of all employees of each Station, date of hire, job description and payroll information, as at December 31, 1995 has been delivered to Buyer. Since December 31, 1995, there has been no increase in compensation or bonuses payable to employees except as otherwise disclosed to Buyer in writing prior to the date hereof. Schedule 3.13 contains a true and complete list as of the date of this Agreement of all employment agreements, employee benefit plans or arrangements currently applicable to the employees of Seller employed at the Stations and of all fixed or contingent liabilities or obligations of Seller with respect to any person now employed at the Stations, including pension or thrift plans, individual or supplemental pension or accrued compensation arrangements, contributions to hospitalization or other health or life insurance programs, incentive plans, bonus arrangements and vacation, sick leave, disability and termination arrangements or policies. Seller has furnished Buyer with a summary of all employment practices, a summary of all currently applicable plan documents, trust documents, insurance contracts, contracts with employees and plan description of the written plans and arrangements listed in Schedule 3.13 hereto relating to the Stations, and with descriptions, in writing, of the unwritten plans and arrangements listed in
Schedule 3.13 hereto relating to the Stations. All employee benefits and welfare plans or arrangements listed in Schedule 3.13 hereto were established and have been executed, managed and administered without material exception in accordance with all applicable requirements of the Code and ERISA, as amended, and of other applicable laws. There exists no action, suit or claim (other than routine claims for benefits) with respect to any of such plans or arrangements pending or threatened against any of such plans or arrangements, nor to the best knowledge of Seller any facts which could give rise to any such action, suit or claim.

         3.14 Labor Relations. As of the date hereof, Seller is not a party to any collective bargaining agreement with respect to the Stations and Seller does not have any written or oral contracts of employment with any employee of the Stations, other than those listed in Schedule 3.13 hereto. As of the date hereof, Seller, in the operation of the Stations, has complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining; occupational safety; sex, age, national origin, race and religious discrimination; and the payment of social security and other payroll related taxes, and as of the date hereof Seller has not received any notice alleging that it has failed to comply with any such laws, rules or regulations. No controversies, disputes or proceedings are pending or, to the best knowledge of Seller threatened, between Seller and its employees (singly or collectively) of the Stations except as disclosed in
Schedule 3.14 hereto.

         3.15 Taxes. Seller has filed or caused to be filed all federal income tax returns and all other federal, state, county, local or city tax returns affecting the Stations or the Assets which are required to be filed by Seller, and all taxes assessments and other governmental charges which are due and payable have been timely paid. There are no tax liens upon the Stations or the Assets. All tax reports filed by Seller fairly reflect the taxes of Seller for the periods covered thereby and the Seller has received no notice of any tax deficiency or delinquency. No Internal Revenue Service audit of Seller is pending or, to the knowledge of Seller, threatened, and the results of any completed audits are properly reflected in the Financial Statements. All monies required to be withheld by Seller from employees or collected from customers for income taxes, social security and unemployment insurance taxes and sales, excise and use taxes, and the portion of any such taxes to be paid by Seller to governmental agencies or set aside in accounts for such purposes have been so paid or set aside, or such monies have been approved, reserved against and entered upon the books and Financial Statements.

         3.16 Claims; Legal Actions. As of the date hereof, except as set forth in Schedule 3.16 hereto, there is no legal action, counterclaim, suit, arbitration, governmental investigation or other legal, administrative or tax proceeding, nor any order, decree or judgment, in progress or pending, or to the best of Seller's knowledge, threatened against or relating to the Stations, the Assets, or the business and operations of the Stations.

         3.17 Laws. Seller has complied in all material respects with (i) the Licenses and (ii) all applicable federal, state and local laws, rules, regulations, ordinances, judgments, orders and decrees. Neither the ownership or use of the properties of Seller relating to the Stations nor the conduct of the business and operations of the Stations conflict in any material way with the rights of any other person, firm or corporation.

         3.18 Undisclosed Liabilities. With respect to the Stations or the Assets, except as set forth in Schedule 3.18 hereto or otherwise disclosed in this Agreement, (a) Seller has no material liability, secured or unsecured (whether absolute, accrued, contingent or otherwise and whether due or to become due) of a nature required by generally accepted accounting principles to be reflected in a balance sheet or disclosed in the notes thereto except (i) as such liabilities and obligations are reflected in the Stations' balance sheets as at December 31, 1995, or (ii) for liabilities and obligations incurred after December 31, 1995, in the ordinary course of business, none of which individually or in the aggregate are materially adverse to the Assets or operations of the Stations and (b) to the best knowledge of Seller, Seller has no contingent liabilities or other liabilities outside the ordinary course of business and of a nature not required to be reflected in the Financial Statements which, individually or in the aggregate, which are materially adverse to the Assets or operations of the Stations.

         3.19 Books and Records. The books of account of the Stations and other records of the Seller relating to the Stations are complete and correct in all material respects. At the Closing, all such books and records shall be located at the business office of the Stations, except for the excluded books and records.

         3.20 Assets; Accounts Receivable.

                  (a) The Assets include all assets, except for Excluded Assets, used in connection with the business of the Stations as currently conducted and all assets which permit the operation of the Stations as currently conducted (having a replacement value in excess of $100). The Seller does not own, lease or license any assets used in the current operation of the Stations other than the Assets.

                  (b) All Accounts Receivable represent assets (a) which arose from bona fide sales of time or other sales in the ordinary course of business of the Seller and (b) represent credit extended in a manner consistent with past trade and credit practices of Seller.

         3.21 No Adverse Developments. Since December 31, 1995, there has not occurred:

                  (a) any sale, lease, transfer, assignment, abandonment or other disposition of any of the assets of the Stations; or

                  (b) except as otherwise expressly disclosed on any of the Schedules hereto or otherwise expressly disclosed to Buyer in writing, any action or failure to act, which if it occurs after the date of this Agreement but prior to Closing, would constitute a breach of any covenant set forth in Sections 5.1(a) or Sections 5.1(b) of this Agreement.

        3.22 Environment, Health and Safety.

                  (a) Except as expressly set forth on Schedule 3.22, Seller has obtained all permits and licenses required under applicable law with respect to the Stations, and has complied in all material respects with and is in compliance with all such permits and licenses and laws and orders relating to, public health and safety, worker health and safety and pollution or protection of the environment (collectively, "Health, Safety and Environmental Requirements").

                  (b) Except as expressly set forth on Schedule 3.22, no facts, events or conditions relating to the present facilities or operations of the Stations or, to Seller's knowledge, their predecessors interfere with such operations or prevent continued compliance with, or give rise to any common law or statutory liability or remediation under, any Health, Safety and Environmental Requirement.

         3.23 No Adverse Condition. Since December 31, 1995 to the date of this Agreement, there has not been any material adverse change in the Assets, operations or financial conditions of the Stations.

         3.24 Full Disclosure. No representation or warranty made by Seller herein nor any certificate, document or other written instrument furnished or to be furnished pursuant hereto contains or will contain any untrue statement of a material fact nor shall any such certificate, document or written instrument omit any material fact necessary in order to make any statement herein or therein not misleading.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         4.1 Organization, Standing and Authority. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is duly qualified to conduct business and is in good standing in the State of Kentucky.

         4.2 Authorization and Binding Obligation. Buyer has the requisite power and authority to execute, deliver, and perform this Agreement and all other agreements to be executed and delivered by it hereunder or in connection herewith and all necessary corporate action on the part of Buyer has been duly and validly taken to authorize the execution, delivery and performance of this Agreement and such other agreements and instruments to be executed and delivered by Buyer. This Agreement has been duly executed by Buyer and constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

         4.3 Absence of Conflicting Agreements or Consents. Subject to obtaining the Consents, no consent, authorization, approval, order, license, certificate or permit of or from, or declaration or filing with any federal, state, local or other governmental authority or any court or other tribunal, and no consent or waiver of any party to any material contract to which Buyer is a party is required for the execution, delivery and performance of this Agreement or any of the agreements or instruments contemplated hereby. Neither the execution, delivery and performance of this Agreement and such other agreements and instruments (with or without the giving of notice, the lapse of time, or both) nor the consummation of the transactions contemplated hereby (i) conflicts with the Certificate of Incorporation or By-Laws of Buyer; (ii) except for the necessity of obtaining applicable Consents and as set forth on Schedule 4.3, conflicts with, results in a breach of, or constitutes a default under any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any court or governmental instrumentality or (iii) except for the necessity of obtaining applicable Consents, conflicts with, results in a breach of, constitutes a default under, permits any party to terminate, modify, accelerate the performance of or cancel the terms of, any agreement, lease, instrument of indebtedness, license or other obligations to which Buyer is a party, or by which Buyer may be bound, such that Buyer could not acquire or operate the Assets.

         4.4 Qualification. Except as set forth on Schedule 4.4, Buyer is legally and technically qualified to become the licensee of the Stations in accordance with the provisions of the Communications Act of 1934, as amended without condition or waiver. Buyer is financially qualified to purchase the Stations and Buyer's obligations hereunder are not contingent on Buyer obtaining financing.

         4.5 Full Disclosure. No representation and warranty made by Buyer herein nor any certificate, document or other written instrument furnished or to be furnished pursuant hereto contains or will contain any untrue statement of a material fact nor shall such representations and warranties omit any statement necessary in order to make any material statement contained herein or therein not misleading.

                                    ARTICLE V

                               COVENANTS OF SELLER

         5.1 Pre-Closing Covenants. Except as contemplated by this Agreement, commencing on the date hereof until the Closing Date, Seller shall cause the Stations to be operated in the ordinary course of business in accordance with past practices, provided, however:

                  (a) Negative Covenants. Seller shall not do any of the following:

                           (1) Compensation. (a) Except as otherwise disclosed
to Buyer in writing prior to the date of this Agreement and, thereafter, as otherwise approved by Buyer in writing, increase the compensation of any person employed in connection with the conduct of the business or operations of the Stations, (b) pay or grant bonuses or other benefits payable or to be payable to any person employed in connection with the conduct of the business or operations of the Stations except in accordance with normal past practices, or (c) enter into any employment, severance or similar agreement with any employee of the Stations which does not by its terms terminate, or cannot be terminated or satisfied by Seller without premium or penalty, prior to or at the Closing;

                           (2) Contracts. Without the prior written consent of
Buyer: (a) modify, amend or terminate any of the Assumed Contracts other than by expiration of the term of the Assumed Contract or (b) enter into other non-advertising Contracts (other than Contracts relating to Trade Deals which are treated in Section 5.1(a)(8) below) obligating Seller to provide payments or benefits in excess of $1,000 each over the life of the Contract or $10,000 in the aggregate. Schedule 3.7 will be supplemented prior to the Closing Date to include any Contracts permitted to be entered into, amended or approved pursuant to this paragraph 5.1(a)(2);

                           (3) Disposition of Assets. Sell, assign, lease, or
otherwise transfer or dispose of, or agree to sell, assign, lease or otherwise transfer or dispose of, any of the Assets, except in connection with the acquisition of replacement property of equivalent kind and value or obsolete equipment;

                           (4) Encumbrances. Create or assume any mortgage,
lien, pledge, condition, charge or encumbrance of any nature whatsoever, or permit to exist any liability, mortgage, lien, pledge, condition, charge or encumbrance of any nature whatsoever, upon the Assets, except for those in existence on the date of this Agreement, disclosed in Schedules 3.5 and 3.6 hereto, and (ii) those which individually or in the aggregate do not exceed $10,000, all of which shall be released or removed prior to Closing;

                           (5) FCC Licenses. Do any act or fail to do any act
which would result in the expiration, revocation, suspension or modification of any of the FCC Licenses;

                           (6) Labor Relations. Except as required by law, enter
into any collective bargaining agreement or, through negotiations or otherwise, make any commitment or incur any liability to any labor organization with respect to the employees of the Stations;

                           (7) No Inconsistent Action. Take any action which is
inconsistent with its obligations hereunder or which could hinder or delay the consummation of the transaction contemplated by this Agreement; or

                           (8) Trade Deals. Enter into any new Trade Deals,
unless otherwise agreed to in writing by Buyer, after the date set forth on
Schedule 2.5(b).

                  (b) Affirmative Covenants. Seller shall do the following:

                           (1) Access to Information. Upon prior notice to
Seller allow Buyer and its authorized representatives reasonable access at Buyer's expense during normal business hours to the Assets, the personnel of the Stations and to all other properties, equipment, books, records, contracts and documents relating to the Stations for the purpose of audit, inspection and copying, and furnish or cause to be furnished to Buyer or its authorized representatives all information with respect to the affairs and business of the Stations as Buyer may reasonably request and make its independent accountants and key employees reasonably available; provided, however, the rights of Buyer shall not be exercised in such a manner as to interfere unreasonably with the operation or the business of the Stations;

                           (2) Maintenance of Assets. Maintain all of the Assets
or replacements thereof and improvements thereon in good operating condition and repair, with inventories of spare parts and expendable supplies being maintained at levels consistent with past practices and at normal and adequate amounts needed to operate the Stations in the usual and customary manner;

                           (3) Insurance. Maintain all existing insurance
policies, or comparable coverage, for the Stations and the Assets, as listed in
Schedule 3.11 hereto;

                           (4) Consents. Use its best efforts to obtain the
Consents;

                           (5) Preservation of Business. Subject to the terms of
the Local Marketing Agreement, use its best efforts to maintain and preserve the business and operations of the Stations and maintain and preserve consistent with the ordinary course of business, the goodwill of and present relationships with suppliers, advertisers, customers and others having business relations with Stations;

                           (6) Books and Records. Maintain the books and records
of Seller relating to the Stations in accordance with past practices;

                           (7) Notification. Promptly notify Buyer in writing
of any unusual or material developments or changes adversely relating to or affecting the business and operation of the Stations or the Assets; and by no later than the first day of the month immediately preceding the Closing, provide written disclosures reflecting such additions or deletions to the information contained in the attached Schedules as may be necessary to make such Schedules accurate and complete as of the Closing Date; and

                           (8) Compliance with Laws. Use its best efforts to
comply in all respects with all rules and regulations of the FCC, and all other laws, rules and regulations to which the Stations or the Assets are subject.

         5.2 Post-Closing Covenants. After the Closing, Seller shall take such actions, and shall execute and deliver to Buyer such further deeds, bills of sale or other transfer documents as, in the reasonable opinion of counsel for Buyer, may be necessary to ensure, complete and evidence the full and effective transfer of the Assets to Buyer pursuant to this Agreement.

                                   ARTICLE VI

                               COVENANTS OF BUYER

         6.1 Inconsistent Action. Buyer will not intentionally take or omit to take any action that will cause the FCC to deny, materially delay, or fail to consent to the application(s) for assignment or cause the consents to assignment from becoming a Final Order.

         6.2 Qualification. Prior to the Closing Date or the effective date of the Local Marketing Agreement, whichever occurs first, Buyer shall take all actions necessary to be qualified to do business in West Virginia and Ohio.

         6.3 Simmons Local Marketing Agreement. Buyer will enter into the Local Marketing Agreement with SBC for the Simmons Stations effective on the same date as the Local Marketing Agreement with Seller's Stations.

                                   ARTICLE VII

                        SPECIAL COVENANTS AND AGREEMENTS

         7.1 FCC Consent.

                  (a) Within five (5) business days after the execution of this Agreement, Buyer and Seller will file with the FCC appropriate applications for the FCC Consent. The parties shall prosecute the applications with all reasonable diligence and otherwise use their best efforts to obtain the grant of such applications as expeditiously as practicable. Each party will use its reasonable efforts to obtain all government consents and authorizations and promptly make filings with and give notices to government agencies reasonably required to effect the transactions contemplated hereby including, but not limited to, seeking waivers of any rules and regulations of the FCC that may be violated.

                  (b) The transfer of the Assets hereunder is expressly conditioned upon (i) the grant of the FCC Consent without any materially adverse conditions on Buyer attributable to Seller or arising out of Seller's operation of the Stations; (ii) com pliance by the parties hereto with the conditions (if any) imposed in the FCC Consents and (iii) the FCC Consent, through the passage of time or otherwise, becoming a Final Order.

         7.2 Control of the Station. Subject to the terms of the Local Marketing Agreement, Buyer shall not, directly or indirectly, control, supervise, direct or attempt to control, supervise or direct, the programming of the Station until the completion of the Closing hereunder. Subject to the terms of the Local Marketing Agreement, the control and supervision of all of the Stations' operations shall be the sole responsibility of Seller until the Closing.

         7.3 Accounts Receivable. Subject to the terms of the Local Marketing Agreement, all Accounts Receivable of Seller arising out of the operations of the Stations, including the sale of time on the Simmons Stations, and outstanding on the earlier of the Closing Date or the effective date of the Local Marketing Agreement, shall remain as provided herein, the property of the Seller; provided, Seller hereby authorizes Buyer, for purposes of collection only, to collect such receivables for a period of 180 days after the earlier of the effective date of the Local Marketing Agreement or Closing. Seller shall deliver to Buyer a complete and detailed statement of each account and Buyer shall use its reasonable efforts, consistent with its customary collection practices for its own accounts receivable, without compensation, to collect each such account receivable during said 180 days. Buyer shall provide to Seller a detailed monthly aging of such Accounts Receivable showing amounts collected to the date of such aging and amounts outstanding as of the date of such aging and within twenty (20) days of the end of each month deliver to Seller the aging report and a check for the amounts collected during the month. Buyer shall not be required to refer any account to a collection agency or an attorney for collection, nor shall it compromise, settle, or adjust any account without receiving the approval of Seller. Seller shall take no action with respect to the Accounts Receivable, until the expiration of the said 180 day period. Following the expiration of the 180 day period, Seller shall be free to take such action as Seller may in its sole discretion determine to collect any Accounts Receivable then outstanding. All payments received by Buyer from a customer who has an Accounts Receivable which is being collected by Buyer for Seller and who also has other accounts with Buyer shall be applied by Buyer by first paying the Accounts Receivable arising prior to the earlier of the effective date of the Local Marketing Agreement or Closing Date and then paying the Account Receivable arising on or after the earlier of the effective date of the Local Marketing Agreement or the Closing Date; provided, however, that in the event any account debtor disputes in writing any Account Receivable (or portion thereof) of Seller, Buyer may apply payments received from such account debtor to the undisputed portion of such account debtor's Accounts Receivable, including Buyer's accounts receivable of such debtor, if Buyer notifies Seller of such disputed Account Receivable.

         7.4 Taxes, Fees and Expenses. All sales, use, transfer, purchase, recordation and documentary taxes and fees, if any, arising out of the transfer of the Assets pursuant to this Agreement shall be paid in accordance with the normal and customary practices for similar transactions in Huntington, West Virginia. All filing fees required by the FCC shall be shared equally by Seller and Buyer. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents and other representatives.

         7.5 Brokers. Buyer and Seller each represent and warrant to the other that neither it nor any of its affiliates, any person or entity acting on its behalf or its affiliates has incurred any liability for any finder's, or broker's, fees or commissions in connection with the transaction contemplated by this Agreement except (i) those which have been disclosed in writing to the other party and are the sole obligation of such party or its affiliates, and
(ii) the payment of the brokerage fee shall be one-half of one percent (.5%) of the Purchase Price paid at Closing by Buyer for the Stations plus $2,675 to each of Media Venture Partners and Blackburn & Co at the last Closing hereunder. All payments to Media Venture Partners and Blackburn

& Co. as a result of this transaction shall be paid one-half by Buyer and Seller.

         7.6 Bulk Sales Law. Any loss, liability, obligation or cost suffered by Seller or Buyer as the result of the failure of Seller to comply with the provisions of any bulk sales law applicable to the transfer of the Assets and related to protecting trade creditors of Seller as contemplated by this Agreement shall be borne by Seller.

         7.7 Confidentiality. Except as necessary for the consum mation of the transaction contemplated hereby, including Buyer obtaining financing related thereto, each party hereto shall keep confidential any information which is obtained from the other party in connection with the transactions contemplated hereby; except to the extent that such materials or information are or become readily available to the industry, have been obtained from independent sources, were known to Buyer on a non-confidential basis prior to disclosure to Buyer from Seller or are required to be disclosed in public filings or by law. In the event this Agreement is terminated and the purchase and sale contemplated hereby abandoned, each party will return to the other party all documents, work papers and other written material obtained by it in connection with the transaction contemplated hereby and shall not use any confidential information obtained from the other party to the detriment of such party. On and after January 5, 1996, Seller, Buyer and their respective affiliates shall not make any public announcement or press release concerning the transactions contemplated hereby without the consent of both parties hereto, which consent shall not be unreasonably withheld. Section 7.7 shall survive the termination or cancellation of this Agreement for a period of one (1) year from the date of termination or cancellation.

         7.8 Cooperation. Buyer and Seller shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as a part of their respective obligations under this Agreement including but not limited to the obtaining of Consents. After the Closing, each of Seller and Buyer shall take such actions, and shall execute and deliver to the other party such further documents as, in the reasonable opinion of counsel for such other party, may be necessary to ensure, complete and evidence the full and effective transfer of the Assets to Buyer or to otherwise consummate the transactions pursuant to this Agreement.

         7.9 Risk of Loss.

                (a) The risk of any loss, damage or impairment, confiscation or condemnation of any of the Assets from any cause whatsoever shall be borne by Seller at all times prior to the Closing and by Buyer at all times after the Closing. In the event of any such loss, damage or impairment, confiscation or condemnation, whether or not covered by insurance, Seller shall promptly notify Buyer of such loss, damage, impairment or condemnation.

                  (b) If Seller, at its expense, repairs, replaces or restores such Assets to their prior condition before the Closing, Seller shall be entitled to all insurance proceeds and condemnation awards, if any, by reason of such award or loss.

                  (c) If Seller does not or cannot restore or replace the damaged Assets or informs the Buyer that it does not intend to restore or replace such Assets, Buyer may at its option:

                           (i) terminate this Agreement by notice forthwith without any further obligation hereunder; provided, however that Buyer shall not have this option if Seller in its notice of damages to Assets has agreed to assign and does validly assign all of Seller's rights under applicable insurance policies and condemnation awards and reimburse Buyer for all costs and expenses for repair or replacement of the damaged Assets in excess of amounts received under insurance policies and condemnation awards; or

                           (ii) proceed to the Closing of this Agreement without Seller completing the restoration and replacement of such damaged Assets, provided that Seller shall assign all rights under applicable insurance policies and condemnation awards, if any, to Buyer; and in such event, Seller shall have no further liability with respect to the condition of the Assets directly attributable to the damage or destruction.

                  (d) Buyer will notify Seller of a decision under the options described in Section 7.9(c) above within ten (10) business days after Seller's notice to Buyer of the damage or destruction of Assets and the estimate of the costs of repair.

                  (e) Notwithstanding any of the foregoing, Buyer may terminate this Agreement forthwith without any further obligation hereunder by written notice to Seller if any event occurs which prevents signal transmissions by a Station as it is currently operating for a period which is expected to be in excess of ninety (90) days.

         7.10 Local Marketing Account. Concurrently with the execution of this Agreement, Seller will enter into the Local Marketing Agreement with Buyer substantially in the form of Exhibit C.

                                  ARTICLE VIII

                  CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER

         8.1 Conditions to Obligations of Buyer. All obligations of Buyer at the Closing hereunder are subject to the fulfillment prior to and at the Closing Date of each of the following conditions (any of which may be waived by Buyer in its sole discretion):

                  (a) Representations and Warranties. All representations and warranties of Seller in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time.

                  (b) Covenants and Conditions. Seller shall have in all material respects performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                  (c) Consents and FCC Licenses. The FCC Consent, the Consents listed on Schedule 3.8 hereto, and any other Consents which are designated by Buyer as of the date of this Agreement as material to the business and operations of the Stations shall have been duly obtained and delivered to Buyer except as hereinafter set forth. The FCC Consent shall have become a Final Order unless waived by Buyer. The obligation of Buyer to close on the purchase of Stations WBVB and WIRO shall require as a condition that the FCC Licenses for those stations shall have been issued by the FCC for a full term commencing in 1996 without any material adverse conditions imposed on the licensee; provided, however, that the Buyer shall not require as a condition of Closing for Stations WKEE and WZZW that there be a license renewal commencing in 1996 for Stations WBVB and WIRO.

                  (d) Licenses; FCC Compliance. Seller shall be the holder of the Licenses, and there shall not have been any modification of any of such Licenses which has a material adverse effect on the Stations or the conduct of the business or operations of the Stations arising out of Seller's operation of the Stations or because of the duopoly nature of the transaction. No proceeding shall be pending or threatened, the effect of which would be to revoke, cancel, fail to renew, suspend, modify or have a materially adverse affect on any of the Licenses. The Stations shall be operating in compliance with all applicable FCC rules, regulations and policies in all material respects.

                  (e) Deliveries. Seller shall have made or cause to be made or stand willing and able to make or cause to be made all the deliveries to Buyer set forth in Section 9.2 hereof.

                  (f) Good and Marketable Title to Assets. At Closing, the title of Seller to the Assets will be in the form described in Sections 3.5 and 3.6, free and clear of all liens, encumbrances, charges, claims, agreements or other imperfections of title except as otherwise provided in Sections 3.5 and 3.6.

                  (g) No Adverse Proceedings. No action or proceeding shall have been instituted by any governmental entity against, and no order, decree or judgment of any court, agency, commission or governmental authority shall be subsisting against, any party that would render it unlawful, as of Closing, to effect the transactions contemplated by this Agreement in accordance with the terms hereof or would adversely affect, as of Closing, the validity of the FCC Licenses or would adversely affect the Assets or operation (other than financial) of the Stations. Consistent with Section 8.1(c), the pendancy of renewal applications for Stations WBVB and WIRO at the Closing on the purchase of WKEE and WZZW shall not constitute a violation of this Section 8.1(g).

                  (h) Real Estate Title Commitment. Buyer, at its cost and expense, shall have obtained a preliminary report on title to the Real Property covering a date subsequent to the date of this

Agreement, issued by the Title Company, which preliminary report shall contain a commitment (the "Title Commitment") of the Title Company to issue an owner's title insurance policy as Buyer may reasonably require (the "Title Policy") insuring the fee simple absolute interest of Seller in the real property. The Title Commitment shall be in such amount as Buyer may reasonably determine to be the fair market value of the Real Property (including all improvements located thereon) and shall be subject only to: (i) liens of current state and local property taxes which are not delinquent or subject to penalty; (ii) unviolated zoning regulations and restrictive covenants and easements of record which do not detract from the value of the Real Property and do not materially and adversely affect, impair or interfere with the use of any property affected thereby as heretofore used by Seller or the Stations; and (iii) public utility easements of record, in customary form, to serve the Real Property.

                  (i) Survey. Buyer, at its cost and expense, shall have obtained a survey of the Real Property within forty-five (45) days of the date of this Agreement which shall: (i) be prepared by a registered land surveyor;
(ii) be certified to the Title Company and to Buyer; and (iii) show with respect to the Real Property: (A) the legal description of the real property (which shall be the same as the Title Policy pertaining thereto); (B) all buildings, structures and improvements thereon and all restrictions of record and other restrictions that have been established by an applicable zoning or building code or ordinance and all easements or rights of way across or serving the Real Property (including any off-site easements affecting or appurtenant thereto); (C) no encroachments upon the Real Property or adjoining parcels by buildings, structures or improvements and no other survey defects; (D) access to such parcel from a public street; and (E) the location of the Real Property in relation to any known flood hazard area. Buyer shall promptly deliver a copy of the Survey to Seller upon its receipt by Buyer.

                  (j) Environmental Reports. Within ten (10) days after the date hereof Buyer shall have ordered, and shall have received within sixty (60) days after the date hereof, at its expense, an environmental report or reports with respect to the Stations and the Assets (including, without limitation, the Real Property) from an environmental engineering firm selected by Buyer which shall confirm, in a manner acceptable to Buyer, the nonexistence of any Hazardous Materials on or about the Stations and the Assets (including, without limitation the Real Property) and the accuracy of Seller's representations and warranties contained in Section 3.22. The environmental reports shall be delivered to Seller promptly after their receipt by Buyer.

                  (k) Non-Competition Agreement. The Seller and Michael R. Shott shall have executed and delivered the Non-Competition Agreement.

                  (l) Simultaneous Closing. There shall be a simultaneous Closing for radio stations WFXN (FM) and WHRD (AM) when there is a Closing for WKEE and WZZW; and, for the Closing on

WBVB and WIRO, there shall be a simultaneous Closing for radio station WMLV
(FM), in accordance with the terms and conditions of an agreement dated the same date as this Agreement between Buyer and Simmons Broadcasting Company and there shall be a simultaneous closing between Buyer and Michael R. Shott ("Shott") for the assignment by Shott to Buyer of options to acquire the Simmons Stations then being closed.

         8.2 Conditions to Obligations of Seller. All obligations of Seller at the Closing hereunder are subject to the fulfillment prior to and at the Closing Date of each of the following conditions (any of which may be waived by Seller in its sole discretion):

                  (a) Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time.

                  (b) Covenants and Conditions. Buyer shall have in all material respects performed and complied with all covenants, agreements, and conditions required by this Agreement to be per formed or complied with by it prior to or on the Closing Date.

                  (c) Deliveries. Buyer shall have made or stand willing and able to make all the deliveries set forth in Section 9.3 hereof.

                  (d) FCC Consent. The FCC Consent shall have been granted without the imposition on Seller of any conditions that require additional compliance by Seller or that are materially adverse to Seller.

                  (e) No Adverse Proceeding. No action or proceeding shall have been instituted by any governmental entity against, and no order, decree or judgment of any court, agency, commission or governmental authority shall be subsisting against, any party that would render it unlawful, as of Closing, to effect the transactions contemplated by this Agreement in accordance with the terms hereof or would adversely affect, as of Closing, the validity of the FCC Licenses or would adversely affect the Assets or operations of the Stations.

                  (f) Qualification. The Buyer shall be qualified to do business in West Virginia and Ohio.

                  (g) Simultaneous Closing. There shall be a simultaneous Closing for radio stations WFXN (FM) and WHRD (AM) when there is a Closing for WKEE and WZZW; and, for the Closing on WBVB and WIRO, there shall be a simultaneous Closing for radio station WMLV (FM), in accordance with the terms and conditions of an agreement dated the same date as this Agreement between Buyer and Simmons Broadcasting Company and there shall be a simultaneous closing between Buyer and Shott for the assignment by Shott to Buyer of options to acquire the Simmons Stations then being closed.

                                   ARTICLE IX

                         CLOSING AND CLOSING DELIVERIES

         9.1 Closing. The Closing(s) shall take place at 10:00 a.m. on a date selected by Buyer on five (5) days written notice to Seller which date shall be within ten (10) days after the FCC Consent has become a Final Order. The Closing(s) shall be held at the offices of Buyer's attorney or such other place as shall be mutually agreed upon by Buyer and Seller. If any of the conditions to Buyer's performance pursuant to Section 8.1(c) hereof shall not have been fulfilled by the above contemplated Closing Date for a Closing, then the Buyer and Seller shall cooperate with each other to cause the FCC to extend the time for Closing(s) under the FCC Consents for no less than thirty (30) days, or such longer period as mutually agreed to by Buyer and Seller.

         9.2 Deliveries by Seller. Prior to or on the Closing Date, Seller shall deliver or cause to be delivered to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

                  (a) Transfer Documents. Duly executed bills of sale, assignments and other transfer documents in form and substance reasonably satisfactory to Buyer's counsel;

                  (b) Consents; Acknowledgments. The original of each Consent;

                  (c) Estoppel Certificates. An estoppel certificate, if applicable, from the lessor(s) under the lease(s) covering the tower, transmitter and studio for the Stations;

                  (d) Secretary's Certificate. A certificate, dated as of the Closing Date, executed by Seller's Secretary certifying that the resolutions, as attached to such certificate, were duly adopted by Seller's Board of Directors and shareholders, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect;

                  (e) Licenses, Contracts, Business Records, Etc. To the extent they are in the possession of Seller, copies of all Licenses, Assumed Contracts, blueprints, schematics, working drawings, plans, projections, statistics, engineering records, and all files and records used by Seller in connection with the Stations' business and operations, which copies shall be available at the Closing or at the Stations' principal business office;

                  (f) Seller's Certificate. A Certificate, dated as of the Closing Date, executed by the President or a Vice-President of Seller on behalf of Seller, in the form attached hereto as Exhibit E (the "Closing Certificate");

                  (g) Opinions of Counsel. Opinion of Seller's counsel and Seller's FCC counsel, dated as of the Closing Date, substantially in the forms attached hereto as Exhibit F and Exhibit G, respectively; and

                  (h) Non-Competition Agreement. Executed counterparts of the Non-Competition Agreement.

         9.3 Deliveries by Buyer. Prior to or on the Closing Date, Buyer shall deliver to Seller the following, in form and substance reasonably satisfactory to Seller and its counsel:

                  (a) Purchase Price. The Purchase Price for the Assets and as provided in Section 2.3 hereof;

                  (b) Assumption Agreements. Appropriate assumption agreements pursuant to which Buyer shall assume and undertake to perform Seller's obligations under the Assumed Contracts arising on or after the Closing Date;

                  (c) Buyer's Certificate. A Certificate, dated as of the Closing Date, executed by the Chairman, President or a Vice President of Buyer, in the form of Exhibit H ("Buyer's Closing Certificate");

                  (d) Buyer's Authorization. A certificate, dated as of the Closing Date, executed by Buyer's Secretary certifying that the resolutions, as attached to such certificate, were duly adopted by Buyer's Board of Directors, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect; and

                  (e) Opinion of Counsel. An opinion of Buyer's counsel dated as of the Closing Date substantially in the form attached hereto as Exhibit I.

                                    ARTICLE X

                           RIGHTS OF BUYER AND SELLER
                           UPON TERMINATION OR BREACH

         10.1 Termination. This Agreement may be terminated by either Seller or Buyer, if the terminating party is not then in breach of any material obligation under this Agreement (provided that Sections 7.4 and 7.7 will continue in full force and effect), on written notice to the other at any time prior to Closing as follows:

                  (a) By Buyer, in accordance with the provisions of Section
7.9;

                  (b) By Buyer or Seller, as the case may be, if the other shall be in material breach of any of the provisions applicable to it hereunder;

                  (c) By mutual agreement of Buyer and Seller, at any time, set forth in a writing executed by both parties; or

                  (d) By Buyer or Seller, if any of the conditions to their respective performance obligations under Sections 8.1 and 8.2 is not satisfied on or before March 4, 1997, unless the failure to obtain the FCC Consent(s) or otherwise comply with Sections 8.1 and 8.2 is because of the party's default.

         Except as otherwise provided in this Section 10, if this Agreement is terminated, each party will pay all of its costs and expenses and neither will have any further liability or obligation of any nature to the other.

         10.2 Specific Performance. The parties recognize that in the event Seller should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate. Buyer shall therefore be entitled, in addition to any other remedies which may be available, including money damages, to obtain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement specifically, Seller hereby waives the defense that there is an adequate remedy at law.

         10.3 Liquidated Damages. In the event this Agreement is terminated by Seller as a result of Buyer's breach of a material obligation under this Agreement, then the Escrow Deposit shall be paid by the Escrow Agent to Seller as liquidated damages, it being agreed that the Escrow Deposit shall constitute full payment for any and all damages suffered by Seller by reason of Buyer's failure to close this Agreement for the reasons described in Section 10.1 and shall be the exclusive remedy of Seller.

                                   ARTICLE XI

                         SURVIVAL OF REPRESENTATIONS AND

                         WARRANTIES AND INDEMNIFICATION

         11.1 Representations and Warranties. Notwithstanding any examination made for or on behalf of any of the parties hereto, the knowledge of any officer, director or employee or agent of any of the parties hereto or any of their respective affiliates, or the acceptance of any certificate or opinion, all representations, warranties and pre-closing covenants contained in this Agreement and the Closing Certificate shall be deemed continuing representations, warranties and pre-closing covenants, and shall survive the Closing Date for a period of two (2) years.

         11.2 Indemnification by Seller. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Buyer or any information Buyer may have, Seller shall indemnify and hold Buyer harmless against and with respect to, and shall reimburse Buyer for all claims, notice of which have been received by Seller within a period of two (2) years from the Closing Date, relating to:

                  (a) Any and all losses, liabilities or damages resulting from any untrue representation, breach of warranty or nonfulfillment of any covenant by Seller contained herein or in any certificate, document or instrument delivered to Buyer hereunder;

                  (b) Any and all obligations or liabilities of Seller relating to the Stations not expressly assumed by Buyer pursuant to the terms hereof, including without limitation, any such obligation or liability imposed on Buyer by process of law as a successor to the business of Seller;

                  (c) Any and all losses, liabilities or damages resulting from Seller's operation or control of the Stations prior to the Closing Date, including any and all liabilities arising under the Licenses or the Assumed Contracts which relate to events occurring prior to the Closing Date; and

                  (d) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or in enforcing this indemnity.

                  (e) Notwithstanding anything to the contrary set forth herein, Seller's obligation to indemnify Buyer shall only be applicable if the aggregate of all claims equals or exceeds $10,000 and then the Seller's obligation shall be from the first dollar of claims.

         11.3 Indemnification by Buyer. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Seller or any information Seller may have, Buyer shall indemnify and hold Seller harmless against and with respect to, and shall reimburse Seller for all claims, notice of which have been received by Buyer within for a period of two (2) years from the Closing Date relating to:

                  (a) Any and all losses, liabilities or damages resulting from any untrue representation, breach of warranty or nonfulfillment of any covenant by Buyer contained herein or in any certificate, document or instrument delivered to Seller hereunder;

                  (b) Any and all losses, liabilities or damages resulting from Buyer's operation or control of the Stations on and after the Closing Date, including any and all liabilities arising under the Licenses or the Assumed Contracts which relate to events occurring after the Closing Date; and

                  (c) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or in enforcing this indemnity.

         11.4 Procedure for Indemnification. The procedure for indemnification shall be as follows:

                  (a) The party claiming indemnification (the "Claimant", shall give reasonably prompt notice to the party from whom indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying (i) the factual basis for such claim and (ii) the amount of the claim. If the claim relates to an action, suit or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within ten (10) days after written notice of such action, suit or proceeding is received by Claimant.

                  (b) Following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have twenty (20) days (or such shorter period of time as is required to respond to the subject litigation or proceeding) to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party or its authorized representative(s) the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of said 20-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim and in the case of a breach by the Seller the Buyer shall be entitled to be indemnified pursuant to the terms of the Indemnification Escrow Agreement. If the Claimant and the Indemnifying Party do not agree within said period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate legal remedy.

                  (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification hereunder, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim and retain separate co-counsel at its own expense; provided if requested to participate at Indemnifying Party's request or if the Claimant reasonably believes (based upon an opinion of counsel) that a conflict of interest exists between Claimant and the Indemnifying Party, then the Claimant will be reimbursed for reasonable expenses of counsel. The Indemnifying Party will select counsel reasonably satisfactory to the Claimant. The Indemnifying Party will not consent to an entry of judgment or settlement without release of liability and, with respect to nonmonetary terms, the Claimant's consent (not to be unreasonably withheld or delayed); provided that if Claimant does not consent to settlement of a claim solely with respect to the monetary terms thereof, pursuant to which Claimant has been released without liability, Seller's liability under this Section 11 shall be limited to the amount of the settlement or entry of judgment, plus costs (including attorney fees).

                  (d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

                  (e) If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to such claim.

                  (f) If the Buyer is entitled to indemnification from Seller pursuant to this Article XI, the Buyer shall be entitled to receive such indemnification from the Indemnification Escrow Agent pursuant to the terms of the Indemnification Escrow Agreement; provided, if the amounts sought by Buyer exceed the amount held by the Indemnification Escrow Agent the Buyer shall be entitled to such additional indemnification and Buyer's recovery shall not be limited in any manner by the terms of the Indemnification Escrow Agreement.

                                   ARTICLE XII

                                  MISCELLANEOUS

         12.1 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (i) in writing, (ii) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested or sent by telecopy, (iii) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt or, in the case of a telecopy, upon receipt thereof and (iv) addressed as follows:

                If to Seller:

                         Michael R. Shott
                         President and Chief Executive Officer
                         Adventure Communications, Inc.
                         100 Bluefield Avenue, Suite 3
                         Bluefield, West Virginia  24701-2744
                         Telecopier: (304) 324-0584

                With  a copy to:

                         Alan C. Campbell
                         Irwin, Campbell & Tannenwald, P.C.
                         1730 Rhode Island Avenue, N.W.
                         Suite 200
                         Washington, D.C.  20036
                         Telecopier: (202) 728-0354

                If to Buyer:

                         Commodore Media of Kentucky, Inc.
                         500 Fifth Avenue
                         New York, NY  10110
                         Attention: Bruce A. Friedman
                         Telecopier: (212) 302-6457

                With  a copy to:

                         Ira J. Goldstein, Esq.
                         Pryor, Cashman, Sherman & Flynn
                         410 Park Avenue
                         New York, NY  10022
                         Telecopier: (212) 326-0806

or to any such other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 12.1.

         12.2 Benefit and Binding Effect. Neither party hereto may assign this Agreement without the prior written consent of the other party hereto; provided, however, that Buyer may assign this Agreement upon notice to Seller at the time of assignment to an affiliated entity controlled by Buyer or Buyer's principal only if such assignment does not violate the Communications Act of 1934, as amended, delay Consent of the FCC, or violate the rules, regulations and policies of the FCC and Buyer guarantees the performance of its assignee. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and is not intended to be for the benefit, directly or indirectly, of any other person or entity.

         12.3 Headings. The headings herein are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

         12.4 Gender and Number. Words used herein, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine or neuter, and any other number, singular or plural, as the context requires.

         12.5 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were upon the same instrument.

         12.6 Attorneys' Fees. The prevailing party in any action brought under this Agreement shall be entitled to its reasonable attorneys' fees and disbursements in addition to its damages.

         12.7 Entire Agreement. This Agreement, all schedules and exhibits hereto and all documents, writings, instruments and certificates delivered or to be delivered by the parties pursuant hereto collectively represent the sole and entire under standing and agreement between Buyer and Seller with respect to the subject matter hereof. All schedules, and exhibits attached to this Agreement shall be deemed part of this Agreement and incorporated herein, as if fully set forth herein. This Agreement supersedes all prior negotiations and understandings between Buyer and Seller whatsoever, and all letters of intent and other writings relating to such negotiations and under standings. This Agreement cannot be amended, supplemented or modified except by an agreement in writing which makes specific reference to this Agreement or an agreement delivered pursuant hereto, as the case may be, and which is signed by the party against which enforcement of any such amendment, supplement or modification is sought.

         12.8 Choice of Law. This Agreement will be governed by and construed in accordance with the laws of the State of West Virginia (without regard to conflicts of law principles).

         This Agreement has been executed by Buyer and Seller as of the date first above written.

                                       ADVENTURE COMMUNICATIONS, INC.

                                       By: /s/ Michael R. Shott
                                          ------------------------
                                          Michael R. Shott
                                          President

                                       COMMODORE MEDIA OF KENTUCKY, INC.

                                       By:
                                          ------------------------
                                          Bruce A. Friedman
                                          President

         This Agreement has been executed by Buyer and Seller as of the date first above written.

                                       ADVENTURE COMMUNICATIONS, INC.

                                       By:
                                          ------------------------
                                          Michael R. Shott
                                          President

                                       COMMODORE MEDIA OF KENTUCKY, INC.

                                       By: /s/ Bruce A. Friedman
                                          ------------------------
                                          Bruce A. Friedman
                                          President


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